Tesco Corporation
POWER OF ATTORNEY
(Limited to Execution of Forms 3, 4 and 5
Promulgated under the Securities Exchange Act of 1934)

I, Raymond Vance Milligan, do hereby constitute and appoint Dean Ferris or Robert L. Kayl, each with the authority to act alone, as my true and lawful agent and attorney-in-fact (including the option to delegate authority to other parties or agents at his sole discretion) with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Tesco Corporation on Forms 3, 4 and 5 as may be deemed advisable. I hereby ratify and confirm any and all actions that such agent and attorney-in-fact (including those of his delegate, if any) may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by Tesco Corporation.

This power of attorney supersedes and replaces the previous power of attorney on file and shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to changes in my beneficial ownership of securities issued by Tesco Corporation, unless earlier revoked by me in writing delivered to the attorney-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 4th day of August 2010.


						/s/ Raymond Vance Milligan
						Raymond Vance Milligan